SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

MICROMUSE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROMUSE INC.

139 Townsend Street

San Francisco, CA 94107

May 17, 2004

Dear Micromuse Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Micromuse Inc., which will be held at The Argent Hotel, 50 Third Street, San Francisco, California 94103 on Wednesday, June 23, 2004, at 2:00 p.m., Pacific Daylight Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

Sincerely,

Lloyd A. Carney

Chairman of the Board and

Chief Executive Officer

MICROMUSE INC.

139 Townsend Street

San Francisco, California 94107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held June 23, 2004

The Annual Meeting of Stockholders (the “Annual Meeting”) of Micromuse Inc. (the “Company”) will be held at The Argent Hotel, 50 Third Street, San Francisco, California 94103, on Wednesday, June 23, 2004, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

1.    To elect three directors of the Board of Directors to serve until the Annual Meeting following the fiscal year ended September 30, 2006, or until their successors have been duly elected and qualified;

2.    To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending September 30, 2004; and

3.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on May 3, 2004, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s principal executive offices located at 139 Townsend Street, San Francisco, CA 94107 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

LLOYD A. CARNEY

Chairman of the Board and Chief Executive Officer

San Francisco, California

May 17, 2004

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE BY PHONE OR USING THE INTERNET AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

The Compensation Committee Report, the Audit Committee Report, the Audit Committee Charter, references to the independence of directors, and the Stock Performance Graph are not deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission, are not subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by Micromuse under the Exchange Act or the Securities Act of 1933, as amended (except to the extent Micromuse specifically incorporates any such information into a document that is filed).

139 Townsend Street

San Francisco, California 94107

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on June 23, 2004

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of the Board of Directors of Micromuse Inc., a Delaware corporation (“Micromuse” or the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Argent Hotel, 50 Third Street, San Francisco, California 94103, on Wednesday, June 23, 2004, at 2:00 p.m., Pacific Daylight Time and at any adjournment or postponement of the Annual Meeting. These proxy solicitation materials were first mailed on or about May 21, 2004, to all stockholders entitled to vote at the Annual Meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On May 3, 2004, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 78,270,124 shares of Common Stock outstanding. Each stockholder of record on May 3, 2004, is entitled to one vote for each share of Common Stock held by such stockholder on such date. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s Bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The three nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted towards a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal 2.    Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending September 30, 2004 requires the affirmative vote of a majority of those shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes will not be treated as entitled to vote on the matter and thus, will not affect the outcome of the voting on the proposal.

Proxies for Stockholders of Record

If your shares are registered directly in your name with Micromuse’s transfer agent, you are a stockholder of record with respect to those shares, and a proxy card accompanies this Proxy Statement sent to you. You may vote your shares by mailing a completed and signed proxy card in the envelope provided with the proxy card. In addition, as a stockholder of record, you may use the control number and instructions printed on your proxy card to vote:

•	by Internet, at www.eproxy.com/muse, or

•	by using the touch-tone telephone number 1-800-435-6710.

Whether or not you are able to attend the Annual Meeting, you are urged to vote your shares by completing and returning the enclosed proxy card or voting by Internet or telephone as indicated above. Your shares will be voted as you direct on your proxy card when properly completed. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1) and FOR Proposal No. 2, and in the discretion of the proxy holder as to other matters that may properly come before the Annual Meeting.

You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy card with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Voting Instructions for Beneficial Owners

If your Micromuse shares are held by a stockbroker, bank or other nominee rather than directly in your own name, you are considered a beneficial owner and not a stockholder of record. If you are a beneficial owner, your broker or other nominee has enclosed a voting instruction form which you may complete and return by mail to direct the nominee how to vote your shares. Most nominees also make Internet or telephone voting procedures available to their beneficial owners. Please consult your voting instruction form for the specific procedures available.

Solicitation of Proxies

The cost of soliciting proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional soliciting material furnished to stockholders will be borne by the Company. The Company may retain and pay for the services of a proxy solicitor, plus its out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company’s directors, officers and employees, without additional compensation, personally or by telephone, telecopy or telegram. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Director Nominees

The Company’s Certificate of Incorporation provides for a classified Board of Directors, with the terms of office of each of the two classes of directors ending in successive years. The Company currently has authorized six directors on the Board. At the Annual Meeting, three directors are to be elected as Class II directors, to serve until the Company’s Annual Meeting in 2006 following the fiscal year ending September 30, 2005, or until their successors are elected and qualified.

The individuals who are nominated for election to the Board of Directors (the “Nominees”) and related biographical information are set forth below. The Nominating and Corporate Governance Committee has recommended the nominees set forth below for election as directors at the Annual Meeting, and the Board of Directors approved that recommendation.

Each Nominee for election has agreed to serve if elected, and management has no reason to believe that any Nominee will be unavailable to serve. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the Nominees named below. The three Nominees receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

Nominees	Age	Year First Elected Director	Positions & Offices Held with the Company
John C. Bolger (1)	57	—	None

Michael E.W. Jackson (2)	54	1998	Director

Kathleen Wallman (2)	46	1999	Director

(1)	Subject to election, Mr. Bolger will become a member and chair of the Audit Committee.

(2)	Member of Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee.

Mr. Bolger, age 57, was nominated in April of 2004 to stand for election at the 2004 Annual Meeting. Mr. Bolger has been a private investor for the past ten years and is the retired Vice President of Finance and Administration of Cisco Systems, Inc. a manufacturer of computer networking systems. Mr. Bolger is also a director and member of the audit committee of the following publicly-held companies: Sanmina-SCI Corporation, a contract assembly manufacturer, Wind River Systems, Inc. a software company, Integrated Device Technology, Inc., a semiconductor manufacturer and Mission West Properties, Inc., a real estate investment trust. Mr. Bolger has served as a certified public accountant and holds a B.A. degree in English Literature from the University of Massachusetts and a M.B.A. from Harvard University.

Mr. Jackson, age 54, has been a director of Micromuse since July 1998. Mr. Jackson has also been a director of the Company’s subsidiary Micromuse Limited (formerly Micromuse plc) since March 1994. Mr. Jackson has been Chairman of Elderstreet Investments LTD, a venture capital and investment house since 1990. Mr. Jackson has also served as a director of Sage Group plc, a publicly traded UK based accounting software company, since July 1984 and as non-executive chairman since September 1997. Since January 1998 Mr. Jackson, has also served as Chairman of UK based publicly traded Planit plc and is on the boards of several private companies. Mr. Jackson was trained and employed as a Chartered Accountant at Coopers & Lybrand and received his LLB in Law from Cambridge University.

Ms. Wallman, age 46, has been a director of Micromuse since May 1999. Ms. Wallman is currently a Visiting Research Professor at Georgetown University’s Graduate School of Arts and Sciences. Ms. Wallman

held several senior positions at the FCC and in the White House from 1994 until November 1997, serving as Chief of the Common Carrier Bureau at the FCC and as Deputy Assistant to the President for Economic Policy and Counselor and Chief of Staff of the National Economic Council. Ms. Wallman currently provides strategic advice in the areas of telecommunications, information technology, and communications infrastructure issues. Prior to joining the administration, she was a partner at the Washington D.C. based law firm of Arnold & Porter. Ms. Wallman received her B.A. from the Catholic University of America where she was graduated in 1979 summa cum laude, Phi Beta Kappa. She earned a J.D. from Georgetown University Law Center, graduating in 1984 magna cum laude, and at the same time, a M.S. from Georgetown’s Walsh School of Foreign Service, graduating with honors.

Continuing Directors

Recently revised Nasdaq listing standards require that a majority of the Board be comprised of independent directors as of the date of the Annual Meeting. Among other requirements, the NASDAQ independence definition provides that a director previously employed by the Company is not independent until three years after the employment terminates. In order to assure compliance with this requirement and to enable him to devote more time to his current responsibilities as Executive Vice President of Motorola, Inc., current Class II director, Gregory Q. Brown, who served as the Company’s Chairman and Chief Executive Officer from February 17, 1999 until December 31, 2002, indicated that he would not be standing for re-election when his term expires at the Annual Meeting.

Set forth below is information regarding the continuing Class I directors of the Company, including their ages, the period during which each has served as a director, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered. Their terms as Class I directors are scheduled to end at the Company’s Annual Meeting following the fiscal year ending September 30, 2004.

Lloyd A. Carney, age 42, joined Micromuse as Chairman of the Board and Chief Executive Officer effective July 28, 2003. From January 2002 until joining Micromuse, Mr. Carney served as Executive Vice President of Operations of Juniper Networks, Inc. and oversaw a broad range of business operations including the sales, marketing, engineering, manufacturing, and customer service organizations. Before joining Juniper Networks, he served as the President of the Core IP Division of Nortel Networks (a division focused on delivering internet and next generation networking solutions) from May 2001 until September 2001. From March 2000 until May 2001, Mr. Carney served as President of the Wireless Internet Division of Nortel Networks (a carrier-focused multi-billion dollar business unit delivering advanced wireless technologies to the marketplace). From June 1997 until March 2000 he served as President of the Enterprise Data Division of Nortel Networks (a multi-billion dollar voice and data services business unit). A twenty-year veteran of the networking industry, Mr. Carney has held managerial and engineering roles at Bay Networks, Data General, Prime Computer, Proteon, and Radio Corporation of America (RCA). He holds a B.S. degree in electrical engineering from Wentworth Institute and an M.B.A. from Lesley College.

Michael L. Luetkemeyer, age 54, has been a director of Micromuse since January 2003. Mr. Luetkemeyer was named Senior Vice President and Chief Financial Officer of Micromuse in October 2001. He was appointed interim Chief Executive Officer of Micromuse effective January 1, 2003, and served in that capacity until Mr. Carney joined the Company. Throughout his tenure, Mr. Luetkemeyer has served as the Company’s Chief Financial Officer. Mr. Luetkemeyer’s experience includes an extensive background in senior management of high-tech and scientific-engineering firms managing global finance organizations. Prior to Micromuse, Mr. Luetkemeyer was Senior Vice President and Chief Financial Officer at a network management software provider, Aprisma Management Technologies Inc. Before joining Aprisma in 2000, Mr. Luetkemeyer was CFO at Rawlings Sporting Goods, a provider of sports equipment, and at Electronic Retailing Systems, a technology start-up. Mr. Luetkemeyer has held a variety of senior finance positions throughout his career, including more than 10 years with General Electric, where he served with GE Aerospace, GE Semiconductor and GE Plastics.

Mr. Luetkemeyer graduated from Southwest Missouri State in 1972 with a B.S. in Finance. He earned his Masters in Economics from the University of Missouri in 1975 and a B.S. in Accounting from Rollins College in 1985.

David C. Schwab, age 46, has been a director of Micromuse since December 1996 and a general partner with the venture capital firm of Sierra Ventures since November 1996. From January 1, 2003, until Mr. Carney’s appointment on July 29, 2003, Mr. Schwab served as Chairman of the Micromuse Board of Directors. He currently serves as the Board’s lead independent director. Prior to joining Sierra Ventures, Mr. Schwab co-founded Scopus Technology, Inc., a client-server software systems company, at which he served in various senior capacities from August 1991 to June 1996, most recently as Vice President of Sales. Mr. Schwab received his B.A. in Systems Engineering from University of California San Diego, an M.S. and ENG. in Aerospace Engineering from Stanford University, and an M.B.A. from Harvard Business School.

Board of Directors Meetings

During the fiscal year ended September 30, 2003, the Board of Directors held 5 meetings. Each of the directors participated in all meetings of the Board.

Committee Membership

Micromuse has three standing committees of the Board of Directors: the Audit Committee, Nominating and Governance Committee, and Compensation Committee. The membership of these committees is as follows:

Director Name and Positions	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
John C. Bolger (director nominee)	Chair, if elected	—	—
Lloyd A. Carney (Chairman and Chief Executive Officer)	—	—	—
Michael E.W. Jackson (Director)	Current Chair	X	X
Michael L. Luetkemeyer (Director and Chief Financial Officer)	—	—	—
David C. Schwab (Director)	X	X	Chair
Kathleen Wallman (Director)	X	Chair	X

The Compensation Committee also had a sub-committee during the 2003 fiscal year, referred to as the Stock Option Committee, that consisted of Mr. Carney from the date of his employment by the Company and, prior to that, Mr. Luetkemeyer in his capacity as acting Chief Executive Officer, and that had authority to make option grants to non-officer employees and consultants as described below under “Compensation Committee.”

Director Independence and Executive Sessions

The Board of Directors has determined in December 2003 that each of the three incumbent non-management directors, Michael E.W. Jackson, David C. Schwab, and Kathleen Wallman, is an independent director as defined in revised Rule 4200 of the Nasdaq listing standards approved by the SEC on November 4, 2003. In May 2004, the Board of Directors reconfirmed those determinations and further determined that, if elected, Mr. Bolger would be an independent director as so defined. Therefore, a majority of the Company’s Board of Directors will be independent as so defined as of the date of the Annual Meeting, assuming the Nominees for director are elected and the absence of circumstances beyond the Company’s control that would adversely affect the determination.

The foregoing independence determination of the Board of Directors also included the conclusions of the Board of Directors that each of the members of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee listed above is respectively:

•	independent for purposes of membership on the Audit Committee under Rule 4350(d) of the Nasdaq listing standards, that includes the independence requirements of Rule 4200 and additional independence requirements under SEC Rule 10A-3(b);

•	independent under the Nasdaq listing standards for purposes of membership on the Nominating and Corporate Governance Committee; and

•	independent under the Nasdaq listing standards for purposes of membership on the Compensation Committee.

The Nasdaq listing standards require that Micromuse implement the revised requirements regarding director independence, independent committees, and regularly scheduled executive sessions at which only independent directors are present by the date of the Annual Meeting. Mr. Schwab is currently serving as the “lead” independent director for purposes of scheduling and setting the agenda for the executive sessions of the independent directors. It is presently contemplated that these executive sessions will occur at least twice during the fiscal year ending September 30, 2004, in conjunction with regularly scheduled board meetings, in addition to the separate meetings of the standing committees of the Board of Directors.

Audit Committee

Meetings.    During the fiscal year ended September 30, 2003, the Audit Committee held 6 meetings. Each of this committee’s members participated in all meetings of the committee.

Charter and Purposes.    The charter of the Audit Committee was amended and restated by the Board of Directors in December 2003 and is attached as Appendix A to this Proxy Statement (and is available on the Company’s website as described below under “Website Information on Corporate Governance”). The primary purposes of this committee are to oversee on behalf of the company’s board of directors: (1) the accounting and financial reporting processes of the company and integrity of the Company’s financial statements, (2) the audits of the Company’s financial statements and appointment, compensation, qualifications, independence and performance of the Company’s independent auditors, (3) the Company’s compliance with legal and regulatory requirements, and (4) the Company’s internal control over financial reporting.

Members.    The Board of Directors has determined that the members of this committee are independent as described above under “Director Independence and Executive Sessions.” The Board of Directors has also determined in December 2003 that all of the members of the Audit Committee meet the requirement of the Nasdaq listing standards that each member be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, the Board of Directors has determined that Mr. Jackson meets the requirement of the Nasdaq listing standards that at least one member of the committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Bolger will meet the definition of an “audit committee financial expert” as defined in SEC Regulation S-K Item 401(h), assuming he is elected as a director, and upon joining the Audit Committee as Chair as described above. The Board of Directors previously determined that there is no current member of the Audit Committee who clearly meets the additional criteria for being named as an “audit committee financial expert” as so defined and undertook the recruitment of Mr. Bolger in order to nominate an independent director who would qualify as an audit committee financial expert.

Nominating and Corporate Governance Committee and Director Nomination Process

Meetings.    During the fiscal year ended September 30, 2003, the Nominating and Corporate Governance Committee met one time. Each of this committee’s members participated in this meeting of the committee.

Charter and Purposes.    This committee has a charter that is available on the Company’s website as described below under “Website Information on Corporate Governance.” The primary purposes of the committee are to (a) recommend to the board of directors the individuals qualified to serve on the company’s board of directors for election by stockholders at each annual meeting of stockholders and to fill vacancies on the board of directors, (b) implement the board’s criteria for selecting new directors, (c) develop, recommend to the board, and assess corporate governance policies for the company, and (d) oversee the evaluation of the board.

Members.    The Board of Directors has determined that the members of this committee are independent as described above under “Director Independence.”

Director Nominations Made by Stockholders.    As previously stated in the Company’s annual meeting proxy statements, this committee will consider nominations timely made by stockholders pursuant to the requirements of the Company’s Bylaws referred to in the “Stockholder Proposals” section near the end of the past proxy statements and this Proxy Statement. This committee has not formally adopted any specific elements of this policy, such as minimum specific qualifications or specific qualities or skills that must be possessed by qualified nominees, beyond the committee’s willingness to consider candidates proposed by stockholders.

SEC rules effective for proxy statements first sent on or after January 1, 2004, require disclosure of the committee’s policy for considering director nominations by stockholders (if there is a policy) and related information concerning this committee. The committee expects to monitor developments in this area in the coming year and may or may not consider a more detailed policy in the future. Under these SEC rules, Micromuse is required to report in the appropriate Form 10-Q or Form 10-K for reporting periods ending after January 1, 2004, any material changes in the procedures by which stockholders may recommend nominees to the Board of Directors.

Procedure for Stockholders to Nominate Directors.    Any stockholder who intends to present a director nomination proposal for consideration at the 2005 Annual Meeting and intends to have that proposal included in the proxy statement and related materials for the 2005 Annual Meeting, must deliver a written copy of the proposal to the Company’s principal executive offices no later than the deadline, and in accordance with the notice procedures, specified under “Stockholder Proposals for the Annual Meeting in 2005” in this Proxy Statement and in accordance with the applicable requirements of SEC Rule 14a-8.

If a stockholder does not comply with the foregoing Rule 14a-8 procedures, the stockholder may use the procedures set forth in the Company’s Bylaws, although the Company would in the latter case not be required to include the nomination proposal as a proposal in the proxy statement and proxy card mailed to stockholders. For stockholder nominations of directors to be properly brought before an annual meeting by a stockholder pursuant to the Company’s Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The stockholder’s notice referred to above must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (b) the class and number of shares of the Company’s stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Notwithstanding foregoing, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by the Company’s Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. A “public announcement” means for this purpose disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder must also comply with all applicable requirements of the Exchange Act and SEC regulations.

Process for Identifying Director Candidates.    The committee’s current process for identifying and evaluating nominees for director consists of general periodic evaluations of the size and composition of the Board of Directors with a goal of maintaining continuity of appropriate industry expertise and knowledge of the Company. In recent years, changes in board composition have occurred due to the hiring of the chief executive officer and chief financial offer and the board’s desire to maintain each of these senior officers as a member of the board. Since the committee has not received any stockholder nominations in the past, the committee has not considered whether there would be any differences in the manner in which the committee evaluates nominees for director based on whether the nominee is recommended by a stockholder.

Source of Recommendation for Current Nominees.    The nominees for director included in this Proxy Statement have been formally recommended by the incumbent independent directors who serve on the Nominating and Corporate Governance Committee (the members of which include two of the nominees). Except for Mr. Bolger, the nominees’ initial service on the Board of Directors predates the employment of the two management directors who are the current Chief Executive Officer and Chief Financial Officer. Micromuse used the services of Heidrick & Struggles to assist in identifying and evaluating potential nominees and paid a fee of $100,000 for such assistance, which resulted in Mr. Bolger’s candidacy for nomination.

Past Nominations from More Than 5% Stockholders.    Under the recently adopted SEC rules referred to above (and assuming consent to disclosure is given by the proponents and nominee), Micromuse must disclose any nominations for director made by any person or group beneficially owning more than 5% of Micromuse’s outstanding common stock by the date that was 120 calendar days before the anniversary of the date on which its proxy statement was sent to its stockholders in connection with the previous year’s annual meeting. Micromuse did not receive any such nominations.

Compensation Committee

Meetings.    During the fiscal year ended September 30, 2003, the Compensation Committee acted by written consent on 7 occasions and met in conjunction with the full Board of Directors on 5 occasions. Each of the members of this committee attended all of these meetings.

Charter and Purposes.    This committee has a charter that is available on the Company’s website as described below under “Website Information on Corporate Governance.” The primary purposes of the committee are to (1) determine and otherwise discharge the responsibilities of the board of directors relating to the compensation of the Company’s executive officers, (2) evaluate the performance of the Company’s executive officers and assess management succession planning, (3) recommend to the Board of Directors the cash and non-cash compensation policies for the non-employee directors, and (4) exercise the authority of the Board of Directors with respect to the administration of the Company’s stock-based and other incentive compensation plans.

Members.    The Board of Directors has determined that the members of this committee are independent as described above under “Director Independence.”

Stock Option Committee.    During the fiscal year ended September 30, 2003, the Stock Option Committee of the Compensation Committee acted by written consent in making grants to non-executive employees. During fiscal 2003, the Stock Option Committee consisted of Mr. Carney and prior to his employment, of Mr. Luetkemeyer in his capacity as the Company’s then acting Chief Executive Officer, and has authority to make option grants to non-officer employees and consultants for up to 40,000 shares per individual and 25% of the shares authorized for issuance as options per quarter on terms determined to promote alignment of employee and shareholder interests and employee retention. The Stock Option Committee provides detailed reports of its stock grant activity to the Compensation Committee and the Board on at least a quarterly basis.

Stockholder Communications to the Board of Directors

Any record or beneficial owner of our stock who has concerns about accounting, internal accounting controls, or auditing matters relating to Micromuse may contact the Audit Committee directly. Any record or beneficial owner of our stock who wishes to communicate with the Board of Directors on any other matters should also contact the Audit Committee. The Audit Committee has undertaken on behalf of the Board of Directors to be the recipient of communications from stockholders relating to Micromuse. If particular communications are directed to the full board, independent directors as a group, or individual directors, the Audit Committee will route these communications to the appropriate directors or committees so long as the intended recipients are clearly stated.

Communications intended to be anonymous may be made by calling the National Hotline Service at 1-800-826-6762 and identifying yourself as a Micromuse stockholder intending to communicate with the Audit Committee (this third party service undertakes to forward the communications to Audit Committee if so requested, assuming the intended recipient is clearly stated). You may also send communications intended to be anonymous by mail, without indicating your name or address, to Micromuse Inc., 139 Townsend Street — 5th floor, San Francisco, CA, USA 94107, Attention: Chairman of the Audit Committee. Communications not intended to be made anonymously may be made by calling the hotline number or by mail to that address, including whatever identifying or other information you wish to communicate.

Communications from employees or agents of Micromuse will not be treated as communications from our stockholders unless the employee or agent clearly indicates that the communication is made solely in the person’s capacity as a stockholder.

Stockholder proposals intended to be presented at a meeting of stockholders by inclusion in the Company’s proxy statement under SEC Rule 14a-8 or in compliance with the Company’s Bylaws are subject to specific notice and other requirements referred to under “Stockholder Proposals for the Annual Meeting in 2005” and in applicable SEC rules and the Company’s Bylaws. The communications process for stockholders described above does not modify or relieve any requirements for stockholder proposals intended to be presented at a meeting of stockholders. If you wish to make a stockholder proposal to be presented at a meeting of stockholders, you may not communicate such proposals anonymously and may not use the hotline number or Audit Committee communication process described above in lieu of following the notice and other requirements that apply to stockholder proposals intended to be presented at a meeting of stockholders.

Micromuse encourages its directors to attend its annual meetings but has not adopted a formal policy requiring this attendance. At our annual meeting on January 31, 2003, the following directors attended the meeting: Gregory Brown, Michael Luetkemeyer, David Schwab, Kathleen Wallman.

Website Information on Corporate Governance

Micromuse believes that it will be in compliance with the corporate governance requirements of the Nasdaq listing standards as of the date of the Annual Meeting, assuming the Nominees for director are elected and the absence of circumstances beyond its control that would adversely affect such compliance. The principal elements of these governance requirements as implemented by Micromuse are:

•	affirmative determination by the Board of Directors that a majority of the directors is independent;

•	regularly scheduled executive sessions of independent directors;

•	Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee comprised of independent directors and having the purposes and charters described above under the separate committee headings;

•	specific Audit Committee authority and procedures outlined in the charter of the Audit Committee attached as Appendix A to this Proxy Statement; and

•	a code of conduct applicable to Micromuse directors, officers and employees that meets the definition of a code of ethics set forth in SEC Regulation S-K Item 406. This code also contains a sub-section that constitutes a code of ethics specifically applicable to the Chief Executive Officer, Chief Financial Officer and other members of the Micromuse finance department based on their special role in promoting fair and timely public reporting of financial and business information about Micromuse.

The charters of the three committees described above and the code of conduct are available without charge on the Micromuse website at www.micromuse.com, by clicking on “Our Company,” then “Investor Relations,” and finally “Corporate Governance.”

Director Compensation

Since fiscal 1999, the Company has made annual grants of options to non-employee directors and has not paid cash compensation to directors. Each October or November since October 2000, the Board of Directors has granted to each non-employee director options to purchase 30,000 shares of the Company’s Common Stock and in November 2003 the chair of the Audit committee also received an option to purchase 5,000 shares of the Company’s Common Stock. Director options vest monthly over a three year period, and the exercise price is the fair market value on the date of grant.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES LISTED ABOVE.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 26, 2004 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company’s Common Stock, (ii) each of the Company’s directors, director nominees, and the executive officers named in the “Executive Compensation—Summary Compensation Table,” and (iii) all current directors, director nominees, and executive officers as a group. Where information regarding shareholders is based on Schedules 13D and 13G, the number of shares is as of the date for which information was provided in such schedules.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

	Shares of Common Stock Beneficially Owned (1)(2)
Beneficial Owner	Number of Shares	Percentage Ownership
Citigroup Inc. (3) 399 Park Avenue New York, NY 10043	13,915,501	17.78%

Essex Investment Management Company, LLC (4) 125 High Street, 29th Floor Boston, MA 02110	4,927,248	6.3%

Gregory Q. Brown (5)	2,006,302	3%

Lloyd A. Carney (6)	416,684	*

James B. De Golia (7)	357,874	*

Michael S. Donohue (8)	421,657	*

Michael Foster (9)	108,107	*

Michael E.W. Jackson (10)	165,822	*

Michael L. Luetkemeyer (11)	487,548	*

David C. Schwab (12)	661,467	*

Kathleen M. H. Wallman (13)	160,594	*

John C. Bolger (Director Nominee)	6,000	*

Directors, Director Nominees and Executive Officers as a group (10 persons) (14)	4,792,055	6%

*	Less than one percent of the outstanding shares of Common Stock.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

(2)	Percentage ownership is based on 78,270,124 shares of Common Stock outstanding on April 26, 2004.

(3)	Based solely on information provided by Citigroup Inc. and certain of its affiliates in an amended Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. Citigroup Inc., Citigroup Global Markets Inc., Citigroup Financial Products Inc., Smith Barney Fund Management LLC, and Citigroup Global Markets Holdings Inc. report shared voting and dispositive power over the following respective numbers of shares: 13,915,501; 7,898,091; 8,221,855; 5,356,957; and 13,849,948.

(4)	Based solely on information provided by Essex Investment Management Company, LLC in an amended Schedule 13G filed with the Securities and Exchange Commission on February 20, 2004, which reports sole voting power over 4,659,128 shares and sole dispositive power over 4,927,248 shares.

(5)	Includes 2,003,892 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(6)	Includes 416,684 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(7)	Includes 310,527 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(8)	Includes 410,111 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(9)	Includes 78,940 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(10)	Includes 165,140 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(11)	Includes 477,160 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(12)	Includes 309,167 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(13)	Includes 159,167 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

(14)	Includes 4,359,955 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of April 26, 2004.

COMPENSATION COMMITTEE REPORT

Report of Executive Compensation

This Report describes the compensation policies and rationale applied to the compensation paid to the Company’s executive officers for the fiscal year ended September 30, 2003.

Purpose

For the 2003 fiscal year, the Board of Directors was responsible for directing the Company through a very dynamic period of leadership and market transition. During that period, the Compensation Committee established the level of base salary and bonus programs to be paid to the Chief Executive Officer and Chief Financial Officer and other executive officers of the Company and administered the Company’s Stock Plans. The Board also approved option grants, compensation, and employment terms of the chief executive officers during the year and bonus programs to be in effect for them.

The process used to determine chief executive officer compensation levels was based upon the Board’s judgment, with input from professional executive compensation experts and reference to outside sources. Among the factors considered by the Compensation Committee and the Board were the recommendations of the Chief Executive Officer and external advisors with respect to the compensation of the Company’s other executive officers. However, the Compensation Committee and the Board approved the final compensation decisions for all officers.

General Compensation Policy

The Company’s executive compensation policy is to offer the Company’s executive officers competitive compensation opportunities based upon increasing stockholder value and individual achievement of defined objectives. The policy is intended to be competitive in order to recruit, retain and motivate people of needed capabilities. It is the Company’s objective to have compensation be competitive with that of public software companies (the “Peer Companies”). To achieve this while maintaining what the Company believes is a reasonable cost structure, compensation should include meaningful equity in the Company, which in the Committee’s view strengthens the mutuality of interests between the executive officers and the stockholders. Each executive officer’s compensation package is generally comprised of three elements: (i) base salary; (ii) cash incentive bonuses; and (iii) long-term Common Stock-based incentive awards.

Base Salary

Each executive officer’s base salary is set on the basis of responsibilities, personal performance and a review of comparable positions at the Peer Companies. An executive officer’s base salary to date has generally been comparable to the surveyed compensation data for the Peer Companies.

Annual Incentive Compensation

On an annual or more frequent basis, it is the policy of the Board or Compensation Committee to establish a set of objectives for executive officers based on Company performance and on achievement of individual objectives. At the end of the fiscal year or other measurement period, the Board or Compensation Committee will evaluate the objectives to determine whether the specified objectives were met and will determine whether extraordinary accomplishments or circumstances should be considered in determining the bonus award. For fiscal 2003, target incentives varied by group and over time each officer’s objectives required achievement of his or her group’s objectives, as well as achievement of corporate revenue and/or corporate bookings. The overall performance of the Company largely met or exceeded the Company’s fiscal 2003 targets, especially with regard to cost reduction targets and balance sheet objectives. During the course of the year, objectives were modified to reflect market conditions, headcount reductions, acquisitions and other strategic and financial factors. For fiscal

2003, actual bonuses paid reflected an individual’s accomplishment of both corporate and functional objectives, with varying weight being given to achievement of corporate and functional objectives.

Long-Term Incentive Compensation

During the 2003 fiscal year, the Compensation Committee, in its discretion, made option grants to key employees, including executive officers under the 1997 Stock Option/Stock Issuance Plan. The Committee also authorized grants to all employees. The size of grants to executive officers were set at a level that together with past option grants the Board and the Compensation Committee deemed appropriate to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company. However, other factors considered include: the individual’s role in facilitating leadership transitions and potential for future responsibility, the individual’s performance in the recent period, and the number of unvested options held by the individual at the time of the new grant. Despite the management transition process, continuing adverse spending trends among potential customers, and related issues, the Company maintained its strong balance sheet and substantially reduced its base cost structure to bring it more in line with revenue. In addition, in order to provide a strong foundation for future opportunities, the Company made significant investments in product delivery and development, including its acquisition of Lumos Technologies Inc. and NETWORK HARMONi and integrated RiverSoft plc. In recognition of this and other accomplishments in a continuing, difficult business environment and in an effort to incite effective execution of strategic fiscal initiatives and business plans, the Committee and the Stock Option Committee made option grants to employees, including executive officers, totaling an aggregate of 5,839,800 option shares in fiscal 2003.

The option grants are designed to align the interests of the executive officers and employees with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer or employee to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the grant date or later date) over a specified period of time. The option generally vests in periodic installments over a three or four-year period, contingent upon the grantee’s continued provision of service to the Company. Accordingly, the option will provide a return to the grantee only if he or she remains active with the Company, and then only if the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation

Mr. Carney commenced his service as Chairman of the Board and Chief Executive Officer on July 28, 2003. The terms of his Employment Agreement with the Company dated July 28, 2003, were negotiated on behalf of the Company by Mr. Schwab as the Chair of the Compensation Committee and James B. De Golia, Senior Vice President and Secretary, and approved by the Compensation Committee and full Board of Directors. The base salary, bonus and other terms of this agreement reflect consideration of Mr. Carney’s cash and equity-based compensation as an executive officer at his former employer, compensation information provided to the Company by an executive search firm retained by the Company for its CEO search in early 2003 and by a separate compensation consultant, and the views of the Compensation Committee as to an appropriate mix and level of cash and equity-based compensation.

Under Mr. Carney’s Employment Agreement, the Company agrees to pay him a base salary of $400,000 annually and an annual incentive bonus with a target amount equal to his base compensation, and the Compensation Committee granted him an option to purchase 1,500,000 shares of the Company’s common stock under the Company’s 1997 Stock Option/Stock Issuance Plan. Under this option, 250,020 shares become exercisable and vest when he completes 6 months of full-time employment, and thereafter 41,666 shares become exercisable and vest monthly upon Mr. Carney’s completion of each additional month of service over the succeeding 30 month period. In addition to the compensation specified above, the Company agreed to pay Mr. Carney $200,000 on the date that is 6 months after the date he commenced full-time employment with the Company, if he remains employed as Chief Executive Officer of the Company on that date. Other principal terms of Mr. Carney’s Employment Agreement are summarized under the “Executive Compensation” section of this Proxy Statement.

In his role as interim CEO from January 1, 2003, until July 28, 2003, the Company paid Mr. Luetkemeyer a base salary at the annual rate of $300,000 and a target bonus at the annual rate of $300,000, and granted him an option to purchase 225,000 shares of the Company’s common stock.

Under the terms of Mr. Brown’s February 17, 1999 Employment Agreement, the Company paid him during the period of his employment during fiscal 2003 a base salary at the annual rate of $400,000, and a bonus at the annual rate of $400,000. The Company also granted him an option to purchase 300,000 shares of the Company’s Common Stock in October 2002 that was later reduced to 150,000 shares to reflect his reduced role after his resignation effective December 31, 2002, as Chairman and CEO.

See “Executive Compensation—Summary Compensation Table, Employment Contracts and Change of Control Arrangements” for actual amounts paid to these individuals serving at different times as Chief Executive Officer with respect to the fiscal year ended September 30, 2003, and for certain additional employment terms.

Tax Limitation

Under the federal tax laws, a publicly held company such as Micromuse Inc. will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any year. It is not expected that the compensation to be paid to the Company’s executive officers for the 2004 fiscal year will exceed the $1 million limit per officer. In order to qualify option grants under the Company’s 1997 Stock Option/Stock Issuance Plan for an exemption available to performance-based compensation, the stockholders have approved certain provisions of that Plan, including a limit on the maximum number of option shares that any one participant may receive each calendar year. Accordingly, the Company believes that any compensation deemed paid to an executive officer when he or she exercises an outstanding option under the 1997 Stock Option/Stock Issuance Plan with an exercise price equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation that will not be subject to the $1 million limitation.

Submitted by the Compensation Committee

of the Board of Directors

David C. Schwab

Michael E.W. Jackson

Kathleen Wallman

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between September 30, 1998 (the last trading day before the beginning of the Company’s fiscal year ended September 30, 1999) and September 30, 2003 (the last trading day of the fiscal year ended September 30, 2003), with the cumulative total return for the same period of (i) the Nasdaq Stock Market – U.S. Index; and (ii) the RDG Software Composite Index. This graph assumes the investment of $100.00 on September 30, 1998, in the Company’s Common Stock and the listed indices, and assumes the reinvestment of dividends, if any.

The comparisons shown in the graph below are based upon historical data, and the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock.

	Cumulative Total Return
	9/98	9/99	9/00	9/01	9/02	9/03
MICROMUSE INC.	100.00	359.44	2,248.26	127.10	56.39	183.05
NASDAQ STOCK MARKET (U.S.)	100.00	163.12	217.03	88.74	69.90	106.49
RDG SOFTWARE COMPOSITE	100.00	167.48	220.61	96.90	73.82	99.10

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation earned by the Company’s Chief Executive Officer, and the four most highly compensated officers other than the Chief Executive Officer whose salary and bonus for the fiscal year ended September 30, 2003, exceeded $100,000 (collectively, the “Named Executive Officers”), for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended September 30, 2003.

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation			Awards
Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	Securities Underlying Options(#)
Lloyd A. Carney (1)	2003	72,820		1,500,000
Chairman of the Board and
Chief Executive Officer

Gregory Q. Brown (2)	2003	123,950	150,000	150,000
Chairman of the Board and	2002	400,000	400,000	400,000
Chief Executive Officer	2001	400,000	431,250	—

Michael S. Donohue (3)	2003	180,000	442,000	250,000
Senior Vice President,	2002	178,333	280,000	200,000
Sales and Business Operations	2001	160,000	275,000	40,000

Michael L. Luetkemeyer (4)	2003	289,583	237,500	450,000
Senior Vice President and	2002	250,000	131,250	400,000
Chief Financial Officer

James B. De Golia (5)	2003	166,875	35,000	150,000
Senior Vice President and Secretary	2002	127,500	18,750	50,000
	2001	180,000	22,500	90,000

Michael Foster (6)	2003	159,421	48,453	75,000
Senior Vice President, Product
Development and Delivery

(1)	Mr. Carney commenced his employment as Chairman of the Board and CEO on July 28, 2003.

(2)	Mr. Brown commenced his employment on February 17, 1999 and resigned as Chairman and CEO effective at the close of business on December 31, 2002. His 2003 option grant was initially 300,000 shares, later reduced to reflect his reduced role after his resignation.

(3)	Mr. Donohue commenced his employment on October 22, 1998 and resigned as an executive officer effective at the close of business on September 30, 2003.

(4)	Mr. Luetkemeyer commenced his employment on October 1, 2001. Effective January 1, 2003, Mr. Luetkemeyer assumed the role of Chief Executive Officer of the Company on an interim basis and retained his responsibilities as Chief Financial Officer, and is a member of the Board of Directors.

(5)	Mr. De Golia commenced his employment on January 1, 1999

(6)	Mr. Foster commenced his employment November 18, 1996. He did not serve as an executive officer prior to fiscal 2003.

Option Grants

The following table contains information concerning the stock option grants made to each of the Named Executive Officers in the fiscal year ended September 30, 2003.

	Individual Grant					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted To Employees in 2003(%)(1)		Exercise Price ($/Sh) (2)	Expiration Date	5%($)	10%($)
Lloyd A. Carney	1,500,000	25.7%		7.270	07/28/13	6,858,095	17,379,761
Gregory Q. Brown (4)	150,000	2.6%		1.540	10/16/12	145,274	368,154
Michael L. Luetkemeyer	150,000 225,000 75,000	2.6 3.9 1.3	% % %	1.540 3.110 7.270	10/16/12 12/13/12 07/28/13	145,274 440,069 342,904	368,154 1,115,221 868,988
Michael Foster	50,000 25,000	0.9 0.4	% %	1.540 3.110	10/16/09 12/13/09	31,346 31,652	73,051 73,762
Michael S. Donohue	150,000 100,000	2.6 1.7	% %	1.540 3.230	10/16/12 12/17/12	145,274 203,132	368,154 514,778
James B. De Golia	100,000 50,000	1.7 0.9	% %	1.540 3.820	10/16/12 12/20/12	96,849 120,118	245,436 304,404

(1)	Based on an aggregate of 5,839,800 option shares granted to employees in fiscal 2003.

(2)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the option grant date, which is equal to the closing price, as reported by the Nasdaq National Market System on the option grant date. The options normally vest over a 4 or a 3 year period (except as noted in the description of Mr. Brown’s compensation in the Compensation Committee Report and under “Employment Contracts and Change of Control Arrangements” below) and the exercise price may be paid in cash, in shares of the Company’s Common Stock valued at fair market value on the exercise date or through a broker-assisted exercise procedure involving a same-day sale of the purchased shares.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are based on rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4)	The Company granted Mr. Brown an option to purchase 300,000 shares of Common Stock in October 2002 that was later reduced to 150,000 shares to reflect his reduced role after his resignation effective December 31, 2002, as Chairman and CEO.

Option Exercises and Fiscal Year-End Values

The following table sets forth information concerning the year-end number and value of unexercised options; and the number of options exercised during fiscal year 2003 with respect to each of the Named Executive Officers.

	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options At FY-End(#)		Value of Unexercised in-the-Money Options at FY-End($)(2)
Name			Vested	Unvested	Vested	Unvested
Lloyd A. Carney	—	—		1,500,000		1,365,000
Gregory Q. Brown	782,775	1,557,156	1,973,892	83,333	1,849,027	553,331
Michael L. Luetkemeyer	79,167	431,503	294,521	476,312	1,007,479	1,969,851
Michael Foster	10,000	68,125	50,940	65,194	122,478	345,549
James B. De Golia	19,000	110,959	247,611	142,915	681,497	674,435
Michael S. Donohue	150,000	754,157	349,556	274,444	363,417	1,262,251

(1)	The amounts in this column are equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2)	Based on the fair market value of the Company’s Common Stock at fiscal year end ($8.18 per share), and such value is equal to the closing price, as reported by the Nasdaq National Market System at that date, less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

The Company’s executive officers have agreements or offer letters with the Company that set forth their base salary, option grant and eligibility to participate in employee benefit programs available to similarly situated employees. Their employment may be terminated at any time at the discretion of the Board of Directors except as noted below. The general descriptions of agreements below are all qualified by reference to the detailed provisions and definitions of the applicable agreements and do not modify or constitute legal interpretations of the agreements.

Lloyd Carney Employment Agreement

Mr. Carney’s base salary, bonus, $200,000 special payment due 6 months after he commenced employment, and initial option grant pursuant his Employment Agreement dated July 28, 2003, are described in the Compensation Committee Report. This agreement has been filed as an exhibit to the Company’s Form 10-K for the fiscal year ended September 30, 2003.

Generally, the Company or Mr. Carney may terminate this agreement for any reason or no reason. However, if during the term of the agreement, the Company terminates Mr. Carney’s employment for any reason other than cause or permanent disability or he resigns for good reason (as these various terms are defined in the agreement), then the Company agrees to pay him: (a) an amount equal to his base compensation for a period of 12 months following the termination at the rate then in effect and in accordance with the Company’s standard payroll procedures; (b) the $200,000 special payment due six months after he commenced his services for the Company to the extent not previously paid; (c) an amount equal to a reimbursement for COBRA costs for himself and his eligible dependents, for identical coverage as was provided to him immediately prior to termination (to the maximum extent otherwise available under plans maintained by the Company), for a period of 12 months following the termination of his employment if he timely elects to continue his medical coverage under COBRA; and (d) with respect to the period of 12 months following termination, an amount equal to the target bonus (but not in excess of 100% of his base compensation for that period) that would otherwise have been payable if he remained employed by the Company, due at such date or dates such bonus would otherwise have been payable.

In addition, the percentage of the options initially granted under the agreement, and other options, if any, awarded to him thereafter, that is exercisable and vested shall be determined by adding 12 months to the actual length of his employment.

If, during the term of Mr. Carney’s Employment Agreement and within 12 months after the Company is subject to a change in control as defined in the agreement, the Company terminates his employment for any reason other than cause or permanent disability or he resigns his employment for good reason, then the Company agrees to pay him: (a) an amount equal to his base compensation for a period of 24 months following the termination at the rate then in effect and in accordance with the Company’s standard payroll procedures; (b) the $200,000 special payment due six months after he commenced his services for the Company to the extent not previously paid; (c) an amount equal to a reimbursement for COBRA costs for himself and his eligible dependents, for identical coverage as was provided to him immediately prior to termination (to the maximum extent otherwise available under plans maintained by the Company), for a period of 24 months following the termination of his employment if he timely elects to continue his medical coverage under COBRA; and (d) with respect to the period of 24 months following termination, an amount equal to the target bonus (i.e., 200% of his base compensation for that 2 year period) that would otherwise have been payable if he remained employed by the Company, due at such date or dates such bonus would otherwise have been payable.

If, during the term of Mr. Carney’s Employment Agreement and within 12 months after the Company is subject to a change in control as defined in the agreement, the Company terminates his employment for any reason other than cause or permanent disability or he resigns his employment for good reason, the following additional provisions apply to the options initially granted under the agreement and other options, if any, awarded to the Executive thereafter. The Executive will receive immediate 100% vesting of any unvested portion of the options if his employment so ends. Nevertheless, if the change of control is an acquisition of the Company and the acquiring or surviving corporation does not elect to assume or substitute new options for the options, the Executive shall have the right to exercise any options then held by him, in full, including any previously unvested shares, immediately prior to the closing of the change of control transaction (whether or not his employment ends) and the options will terminate upon that change of control to the extent not assumed by the acquiring or surviving corporation. If there is a change of control and the acquiring or surviving corporation elects to assume or substitute new options for the options, then, and only then, Mr. Carney will be entitled to exercise those assumed or substituted options as they otherwise vest during the continuing term of his employment or within one (1) year after his employment ends as described above, but in no event may an option be exercised after the expiration of the original 10 year option term.

To the extent any benefits provided under the agreement would subject Mr. Carney to a parachute tax under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with a change of control of the Company, the Company will provide him with a supplemental tax gross up payment to cover such tax liability as a result of the parachute tax, but the Company is not obligated to make any such supplemental payment in excess of $1,000,000.

Gregory Q. Brown Employment Agreement

Mr. Brown’s base salary, bonus and option grant in fiscal 2003 are described in the Compensation Committee Report. Under the terms of Mr. Brown’s February 17, 1999, Employment Agreement, on a split adjusted basis, he received options to purchase a total of 3,200,000 shares of the Company’s Common Stock, that vested monthly over his first 48 months of employment through February 2003; and 640,000 shares that, because of superior Company performance in fiscal year 2000, vested over a 24 month period commencing October 1, 2000. As set forth in the Summary Compensation Table, he also received an additional option grant of 400,000 shares in fiscal 2002, and 150,000 shares in fiscal 2003, which vest over three years. The agreement also contained terms relating to benefits upon termination of the agreement or change of control of the Company and related provisions that terminated when he voluntarily resigned to become an officer of another company.

Michael L. Luetkemeyer Employment Agreement

Mr. Luetkemeyer’s offer letter provided a base salary of $250,000 per year and a target bonus of $175,000 (of which the first year was guaranteed). In addition, it provides that if his employment is terminated by the Company (other than for good cause) or in the event of a change of control as defined in the Company’s stockholder approved stock option plan, he shall be guaranteed to receive his base salary and prorated target bonus for the year following such termination or change of control. He received an initial grant of 400,000 option shares and coincident with the announcement that he would become acting Chief Executive Officer when Mr. Brown resigned in December 2002, he received an option to purchase 225,000 shares and his acting CEO compensation was increased to $300,000 in base salary and a target bonus equal to his base salary. When Mr. Carney joined the Company as Chairman and Chief Executive Officer in July 2003, Mr. Luetkemeyer received an option to purchase 75,000 shares that vests in full on first anniversary of the grant if he is then employed, and, effective October 1, 2003, his target bonus was reduced to $200,000. Also, the letter provided that the Board would grant him at a later date options to purchase 400,000 shares of stock vesting over a three year period, with fifty percent of unvested shares vesting in the event of a change in control.

Michael Foster Employment Agreement

Mr. Foster’s employment continuation agreement provides that the Company will provide him 12 months notice of Termination of Employment other than for cause and that during such notice period he shall receive his base and bonus/commission compensation and benefits.

James B. De Golia Employment Agreement

Mr. De Golia’s offer letter provides that the Company must give him 12 months notice of termination in the event of termination without cause or resignation for defined good reasons, and that during such notice period he will receive his base and bonus/commission compensation and benefits. Vesting of his options will accelerate if he is terminated without cause within 12 months of a change of control. He is also obligated to sign a release and non-competition agreement in order to receive such termination benefits.

Michael S. Donohue Employment Agreement

Mr. Donohue’s employment agreement provided that the Company must give him 12 months notice of termination in the event of termination without cause, and that during such notice period he will receive his base and bonus/commission compensation and benefits. Mr. Donohue resigned as an executive officer effective September 30, 2003, but continued to serve as an employee and sales manager to facilitate recruitment of a new Senior Vice President and Sales Manager for the Americas through December 31, 2003 at which time the termination provisions in his employment agreement were activated.

Other Option Acceleration Provisions Relating to Change of Control

Under the Company’s 1997 Stock Option/Stock Issuance Plan, upon a Corporate Transaction generally, qualified by reference to the detailed provisions of the plan, meaning a transfer of all or substantially all of the Company’s assets in dissolution or liquidation, or transfer of voting control of the Company in a merger or consolidation, the vesting of each outstanding option shall automatically accelerate so that each such option shall become fully vested and exercisable (and applicable repurchase rights shall lapse), except to the extent any such option is assumed or replaced with a comparable option or cash incentive program by the successor corporation. In addition, the Plan Administrator, the Board or an authorized committee, has the discretion to provide for the automatic acceleration of vesting of any options upon the occurrence of a Corporate Transaction or Change in Control (generally, qualified by reference to the detailed provisions of the plan, where a person or group acquires control of the Company without approval by the Board of Directors or if certain defined changes in the Board of Directors occur during a 36 month period) or upon an involuntary termination of employment following such a transaction.

In addition, options granted in Fall of 2002 to Michael Luetkemeyer, Michael Foster, Michael Donohue, James De Golia and Gregory Brown, who were employed at the time as officers, have the following provisions relating to a change of control:

(a)  Immediately prior to a Change in Control or Corporate Transaction, the option, to the extent outstanding at the time but not otherwise fully exercisable, automatically accelerates so that the option becomes immediately exercisable for all the option shares at the time subject to the option and may be exercised for any or all of those option shares as fully vested shares; and

(b)  The option, as so accelerated, remains so exercisable until the earlier of (i) the original expiration date of the option or (ii) the expiration of the one (1)-year period measured from the date of the optionee’s involuntary termination.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and certain persons, if any, who beneficially own more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in the Common Stock. Based upon the copies of Section 16(a) reports that the Company received from such persons or the written representations received from one or more of such persons concerning reports required to be filed by them for the 2003 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by the persons known to the Company to be subject to the Section 16(a) reporting requirements.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2003, included in the Company’s Annual Report on Form 10-K for that year. In the course of an independent inquiry by the Audit Committee, the Committee made a decision at the end of calendar 2003 to restate results for fiscal years ending on September 30, 2001 and 2002 and for the quarters ended December 31, 2000 through June 30, 2003. The Form 10-K contains a description of the conclusions of the Audit Committee relating to the restatement, adjustments made in past fiscal periods, and measures the Company has implemented in response to the restatement. This Audit Committee Report should be read in conjunction with the relevant provisions of the Form 10-K that are listed in Part 1. Item 1 “Business – Restatement of Financial Statements” of the Form 10-K.

The Audit Committee has reviewed and discussed these audited financial statements with management of the Company and independently with KPMG LLP.

The Audit Committee has also discussed with the Company’s independent auditors, KPMG LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with KPMG LLP the independence of KPMG LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Michael E. W. Jackson

David C. Schwab

Kathleen Wallman

PROPOSAL NO. 2 — RATIFICATION OF INDEPENDENT AUDITORS

General

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending September 30, 2004. KPMG LLP has audited the Company’s financial statements since the fiscal year ended September 30, 1995.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection.

Fees and Services

The following is a summary of the fees billed to Micromuse by KPMG LLP for professional services with respect to Audit Fees billed for, and other listed services billed during, the fiscal years ended September 30, 2003, and September 30, 2002:

Fee Category	Year Ended September 30, 2003	Year Ended September 30, 2002
Audit Fees	470,000	343,000
Audit-Related Fees (1)	44,000	103,000
Tax Fees (2)	388,000	397,000
All Other Fees	-0-	-0-
Total Fees	902,000	843,000

(1)	Audit-related fees for fiscal 2003 and 2002 were for the audit of the Company’s defined contribution plan in the United States pursuant to Section 401(k) of the Internal Revenue Code.

(2)	Tax fees for fiscal 2003 and 2002 were for tax compliance assistance and assistance with tax audits and tax planning, which for 2003 consisted of $154,000 for tax compliance assistance and $164,000 for assistance with tax audits and tax planning. These services include domestic and international tax return assistance and related compliance services, expatriate tax services, and international tax planning.

Under SEC rules governing independence of the outside auditors, all audit and permissible non-audit services provided by the independent auditors to Micromuse must be approved in advance by the Audit Committee. Under these rules, the Audit Committee may adopt pre-approval policies and procedures that are detailed as to the particular service, require that the Audit Committee be informed about each service, and do not result in the delegation of the Audit Committee’s authority to management.

In addition to the Audit Committee’s authority to pre-approve services on a specific case-by-case basis, Mr. Jackson, as Chair of the Audit Committee, has authority to pre-approve permissible services that are reasonably specified to him in advance, and any services so approved by him will be reported to the full Audit Committee no later than the first quarterly Audit Committee meeting following any such pre-approval. At this time, the Audit Committee has not implemented other pre-approval policies.

The Audit Committee approved 100% of the services performed by KPMG LLP relating to “audit-related fees,” “tax fees,” and “all other fees” on and after the May 6, 2003, effective date of SEC rules requiring pre-approval of services by the Audit Committee.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP TO SERVE AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2004.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S REPORT ON FORM 10-K FOR FISCAL YEAR 2003, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO MICROMUSE INC., 139 TOWNSEND STREET, SAN FRANCISCO, CALIFORNIA 94107, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2005

Under the Company’s Bylaws, stockholders seeking to bring business or nominate directors at an annual meeting of stockholders must provide timely notice in writing to the Company. To be timely, a stockholder’s notice must be delivered to the attention of the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting or, for the annual meeting in 2005, not after November 30, 2004, and not before October 31, 2004. However, in the case of an annual meeting that is called for a date that is not within 30 days before or 60 days after the anniversary date of the immediately preceding annual meeting, such notice to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the date of first public disclosure of the meeting. The Bylaws specify further requirements for the form and content of a stockholder’s notice. If the Company does not receive timely notice of a stockholder proposal, management of the Company will use its discretionary authority to vote the proxies received as the Board of Directors may recommend.

Any stockholder who intends to present a proposal for consideration at the Annual Meeting in 2005 and intends to have that proposal included in the proxy statement and related materials for the Annual Meeting in 2005, must deliver a written copy of the proposal to the Company’s principal executive offices no later than August 31, 2004, in order for the proposal to be considered for inclusion under the rules of the Securities and Exchange Commission. These proposals should be addressed to Micromuse Inc., 139 Townsend Street, San Francisco, California 94107, Attention: Secretary.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

    OF MICROMUSE INC.

San Francisco, California

May 17, 2004

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA TELEPHONE OR THE INTERNET AS PROVIDED ABOVE ON PAGE 2. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

Appendix A

AUDIT COMMITTEE CHARTER

of the Audit Committee of the Board of Directors of

Micromuse Inc.

Amended and Restated as of December 17, 2003

1.    Purposes.

The primary purposes of the committee are to oversee on behalf of the company’s board of directors: (1) the accounting and financial reporting processes of the company and integrity of the company’s financial statements; (2) the audits of the company’s financial statements and appointment, compensation, qualifications, independence and performance of the company’s independent auditors; (3) the company’s compliance with legal and regulatory requirements; and (4) the company’s internal control over financial reporting.

The committee’s function is one of oversight only and does not relieve the responsibilities of the company’s management for preparing financial statements that accurately and fairly present the company’s financial results and condition, or the responsibilities of the independent auditors relating to the audit or review of financial statements.

2.    Composition.

(a)  At Least Three Members.    The committee is comprised of at least three directors. The board of directors will designate a committee member as the chairperson of the committee, or if the board does not do so, the committee members will appoint a committee member as chairperson by a majority vote of the authorized number of committee members.

(b)  Independence.    All committee members must be independent as determined by the board of directors in accordance with the Nasdaq listing standards (the “listing standards”) and applicable SEC rules, as they may be amended from time to time.

(c)  Financial Literacy.    Each committee member must be financially literate upon appointment to the committee, as determined by the board of directors pursuant to the listing standards. At all times, there must be at least one member of the Audit Committee who, as determined by the board of directors, meets the finance, accounting or comparable experience requirement of the listing standards. In addition, the board of directors must annually evaluate whether or not at least one member of the committee is an audit committee financial expert as defined in the SEC rules.

(d)  Appointment.    Subject to the requirements of the listing standards, the board may appoint and remove committee members in accordance with the company’s bylaws. Committee members will serve for terms as may be fixed by the board, and in any case at the will of the board whether or not a specific term is fixed.

3.    Selection and Review of Independent Auditors and Their Services.

(a)  Overall Authority.    The Audit Committee has sole authority and direct responsibility for the appointment, compensation, retention, termination, evaluation and oversight of the work of the independent auditors engaged by the company for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the company. The independent auditors must report directly to the Audit Committee. The Audit Committee’s authority includes, without limitation, resolution of disagreements between management and the auditors regarding financial reporting.

(b)  Terms of Audit and Non-Audit Engagements.    The committee has sole authority to pre-approve all audit, review, attest and permissible non-audit services to be provided to the company or its subsidiaries by the independent auditors. The committee may establish pre-approval policies and procedures in compliance with applicable SEC rules. As of the effective date hereof the committee has (x) established that its chair has the authority to pre-approve audit or non-audit services proposed to be performed by the company’s auditors and to report such approvals to the Audit Committee and (y) acknowledged that the following non-audit services are prohibited: (i) bookkeeping; (ii) financial information systems design and implementation; (iii) appraisal or valuation services and fairness opinions; (iv) actuarial services; (v) internal audit outsourcing; (vi) management or human resources services; (vii) investment banking or broker/dealer services; and (viii) legal services, and expressly disapproves of its auditors performing any such prohibited services for the Company.

4.    Annual Financial Reporting.

In connection with the audit of each fiscal year’s financial statements, the committee will:

(a)  Discuss Financial Statements and Internal Control Report with Management: review and discuss with appropriate members of the company’s management the audited financial statements, related accounting and auditing principles and practices, and management’s assessment of internal control over financial reporting and the related reports on internal control to be included in the company’s Annual Report on Form 10-K (as and when these reports are required under SEC rules).

(b)  Critical Accounting Policy Report: timely request and receive from the independent auditors (prior to each filing of the audit report with the SEC) the report required in connection with the annual audit pursuant to applicable SEC rules concerning (1) all critical accounting policies and practices to be used; (2) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management of the company, including: (i) ramifications of the use of such alternative disclosures and treatments; and (ii) the treatment preferred by the independent auditors; and (3) other material written communications between the independent auditors and the management of the company, such as any management letter or schedule of unadjusted differences.

(c)  SAS 61 Review: discuss with the independent auditors the audited financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, including such matters as: (1) the quality and acceptability of the accounting principles applied in the financial statements; (2) new or changed accounting policies, the effect of regulatory and accounting initiatives, and significant estimates, judgments, uncertainties or unusual transactions; (3) the selection, application and effects of critical accounting policies and estimates applied by the company; (4) issues raised by any “management” or “internal control” letter from the auditors, problems or difficulties encountered in the audit and management’s response, disagreements with management, or other significant aspects of the audit; and (5) any off-balance sheet transactions, and relationships with any unconsolidated entities or any other persons, that may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

(d)  Review of MD&A: review with appropriate management and auditor representatives the company’s intended disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s annual report on Form 10-K.

(e)  Obtain ISB No. 1 Disclosure: receive from the independent auditors a formal written statement of all relationships between the auditors and the company consistent with Independence Standards Board Standard No. 1.

(f)  Dialogue with Auditors on Independence: actively discuss with the auditors any disclosed relationships or services that may impact the objectivity or independence of the auditors.

(g)  Recommend Filing of Audited Financial Statements: recommend whether or not the audited financial statements should be included in the company’s Annual Report on Form 10-K for filing with the SEC.

5.    Quarterly Financial Reporting.

The committee’s quarterly review will normally include:

(a)  Quarterly Review: a review of the quarterly financial statements of the company and the results of the independent auditors’ review of these financial statements.

(b)  Discussion of Significant Matters with Management: a review of management’s analysis of significant matters that relate to: (1) the quality and acceptability of the accounting principles applied in the financial statements; (2) new or changed accounting policies, and significant estimates, judgments, uncertainties or unusual transactions; (3) the selection, application and effects of critical accounting policies and estimates applied by the company; and (4) any off-balance sheet transactions and relationships with any unconsolidated entities or any other persons that may have a material current or future effect on the financial condition or results of the company and are required to be reported under SEC rules.

(c)  MD&A: a review of the company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the company’s quarterly report on Form 10-Q.

6.    Other Functions.

(a)  Annual Review of this Charter: The committee will review and reassess the adequacy of this charter annually and recommend any proposed changes to the board.

(b)  Complaints and Anonymous Submissions: The committee will establish and maintain procedures for: (1) the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, and auditing matters; and (2) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

(c)  Related Party Approvals.    It is the company’s policy that the company will not enter into related party transactions defined in the listing standards unless the Audit Committee or another independent body of the board of directors first reviews and approves the transactions.

(d)  Compliance: The committee, to the extent it deems necessary or appropriate, will periodically review with management the company’s disclosure controls and procedures, internal control for financial reporting purposes, and systems and procedures to promote compliance with laws.

(e)  Earnings Releases.    The committee will discuss with management earnings press releases and other published financial information. This may be conducted generally as to types of information and presentations, and need not include advance review of each release or other information.

(f)  Internal Control Over Financial Reporting.    The committee will periodically review and discuss, as appropriate, with management and the independent auditors: (1) the design and effectiveness of the company’s internal control over financial reporting as defined in the SEC rules; and (2) any significant deficiencies or material weaknesses in that internal control, any change that has materially affected or is reasonably likely to materially affect that internal control, and any fraud (whether or not material) that involves management or other employees who have a significant role in that internal control, that have been reported to the committee.

(g)  Reports from Legal Counsel.    The committee will review and take appropriate action with respect to any reports to the committee from legal counsel engaged by the company concerning any material violation of securities law or breach of fiduciary duty or similar violation by the company, its subsidiaries or any person acting on their behalf.

(h)  Other Reviews.    The committee, as the committee may consider appropriate, may consider and review with the full board of directors, company management, internal or outside legal counsel, or the independent auditors any other topics relating to the purpose of the committee that may come to the committee’s attention. The committee may perform any other activities consistent with this charter, the bylaws and applicable listing standards and laws as the committee or the board of directors considers appropriate.

7.    Meetings, Reports and Resources of the Committee.

(a)  Meetings.    The committee will meet as often as it determines to be necessary to carry out its responsibilities. The committee may also act by unanimous written consent. The committee will meet separately, periodically, with management, the independent auditors and any other persons as it deems necessary.

(b)  Procedures.    The committee may establish its own procedures, including the formation and delegation of authority to subcommittees, in a manner not inconsistent with this charter, the bylaws or the listing standards and SEC rules. The chairperson or majority of the committee members may call meetings of the committee. A majority of the authorized number of committee members constitutes a quorum for the transaction of committee business, and the vote of a majority of the committee members present at a meeting at which a quorum is present will be the act of the committee, unless in either case a greater number is required by this charter, the bylaws or the listing standards. The committee will keep written minutes of its meetings and deliver copies of the minutes to the corporate secretary for inclusion in the corporate records.

(c)  Reports.    The committee will timely prepare the audit committee report required to be included in the company’s annual meeting proxy statement, and report to the board on the other matters relating to the committee or its purposes, as required by the listing standards or SEC rules. The committee will also report to the board annually the overall results of the annual review of the independent auditors and their independence. The committee also will report to the board on the major items covered by the committee at each committee meeting, and provide additional reports to the board as the committee may determine to be appropriate, including review with the full board of any issues that arise from time to time with respect to the quality or integrity of the company’s financial statements, the company’s compliance with legal or regulatory requirements, or the performance and independence of the independent auditors.

(d)  Committee Access and Resources.    The committee is at all times authorized to have direct, independent and confidential access to the independent auditors and to the company’s other directors, management and personnel to carry out the committee’s purposes. The committee is authorized to conduct investigations, and to retain, at the expense of the company, independent legal, accounting, or other professional advisers or consultants selected by the committee, for any matters relating to the purposes or duties of the committee. The company will provide for adequate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for their audit and audit-related, review and attest services, for payment of compensation to advisers engaged by the Audit Committee, and for ordinary administrative expenses of the Audit Committee necessary or appropriate to carrying out its duties.

(e)  Reliance on Others.    Nothing in this charter is intended to preclude or impair the protection provided in Section 141(e) of the Delaware General Corporation Law for good faith reliance by members of the committee on reports or other information provided by others.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

	FOR all nominees	WITHHOLD AUTHORITY for all nominees		FOR	AGAINST	ABSTAIN
1 To elect the following directors to serve for a term ending upon the Annual Meeting of Stockholders in 2006 or until their successors are elected and qualified.	☐	☐	2. To ratify the appointment of KPMG LLP as the Company’s independent accountants for the fiscal year ending September 30, 2004.	☐	☐	☐

Nominees:	01 John C. Bolger
02 Michael E. W. Jackson
03 Kathleen M. H. Wallman

FOR the nominees, except vote withheld from the following nominee:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Signature(s)                                                                                                                                                                                         Date                                 , 2004

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

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Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/muse Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-800-435-6710 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

MICROMUSE INC.

139 TOWNSEND STREET, SAN FRANCISCO, CA 94107

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MICROMUSE INC.

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 23, 2004

The undersigned holder of Common Stock, par value $0.01, of Micromuse Inc. (the “Company”) hereby appoints Lloyd A. Carney and James B. De Golia severally proxy for the undersigned, with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 23, 2004 at 2:00 p.m. Pacific Daylight Time, at the Argent Hotel, 50 Third Street, San Francisco, California 94103 and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS (PROPOSAL 1) AND FOR RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 2) AND IN ACCORDANCE WITH THE DETERMINATION OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THE UNDERSIGNED STOCKHOLDER MAY REVOKE THIS PROXY AT ANY TIME BEFORE IT IS VOTED BY DELIVERING TO THE CORPORATE SECRETARY OF THE COMPANY EITHER A WRITTEN REVOCATION OF THE PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE, OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS (PROPOSAL 1), AND “FOR” PROPOSAL 2, TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MICROMUSE INC., YOU MAY SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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